MANUFACTURING AGREEMENT



1.0      PARTIES

         1.1    BUYER:    NICHE PHARMACEUTICALS, INC.
                          200 NORTH OAK STREET
                          ROANOKE, TEXAS 76051

         1.2    SELLER:   I F P, INC.
                          2125 AIRPORT DRIVE, HWY. 21 & I35
                          FAIRBAULT, MN 55021

2.0      PRODUCTS

         The item specified on Exhibit A attached hereto ("Products")

3.0      PURPOSE

     3.1 BUYER requires an assured source of supply of Products and IFP agrees to produce such Products in accordance with the description and specifications identified in Exhibit A and Exhibit B attached hereto and made part hereof.

     3.2 IFP shall sell to BUYER and BUYER shall purchase from IFP during the term of this Agreement all of BUYER's requirements of Products. BUYER represents to IFP that it has all necessary approvals of the Food & Drug Administration for the Products.

4.0      PRICE

     4.1 Products: The purchase price of Products shall be as set forth in Exhibit A. BUYER acknowledges that this purchase price is based upon BUYER's agreement to purchase all of its requirements of Products exclusively from IFP.

     4.2 Payment: Payment for all services performed and product delivered will be made in U.S. Dollars within thirty (30) days after receipt of IFP's invoice. Invoices will be generated based upon completion of service or shipment of product.

5.0      MANUFACTURING AND QUALITY CONTROL

     5.1 For manufacture of Products, IFP shall supply all raw material and packaging components according to specifications provided by BUYER.

     5.2 IFP shall utilize the quality control and manufacturing process provided IFP by the BUYER employing the same methodology or equivalent techniques agreed to by IFP and the BUYER.

     5.3 IFP shall provide validation services at the price set forth in Exhibit A.

     5.4 IFP shall send to an outside facility for accelerated stability testing for pilot batches at the prices and according to the conditions set forth in Exhibit A.


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6.0      ARTWORK AND LABELING

     6.1 All artwork shall be supplied by BUYER and must be compatible with IFP's packaging equipment.

7.0      SHIPMENT AND RISK OF LOSS

     7.1 Shipment shall be by whatever means BUYER instructs and IFP determines is reasonable, provided that shipment is made in accordance with all relevant statutory requirements.

     7.2 The purchase prices in Article 4.0 hereof are FOB Fairbault, MN. Delivery of Products will be to one location in accordance with BUYER's shipping instructions. IFP's delivery to said carrier or trucker will constitute delivery to BUYER. BUYER will bear all risk of loss, delay, or damage in transit as well as freight and insurance.

     7.3 Claims: The weights, tares and tests affixed by IFP's invoice shall govern unless proven to be incorrect. Claims relating to quantity, quality, weight, condition and loss of or damage to any of the Products sold under this Agreement shall be waived by BUYER unless made within thirty (30) days of receipt of Product by BUYER?

8.0      TERM

     8.1 This Agreement shall be effective as of September 1, 1997, and shall continue in full force and effect for a period of three (3) years commencing with the date of first commercial sale of Products by BUYER. This Agreement or any renewal thereof shall be automatically renewed and extended in the same terms and conditions at the expiration of the term for a renewal period of two
(2) years thereafter unless either party shall notify the other party in writing at least one (1) year prior to the expiration of the initial term of renewal term of its intention not to renew or amend this Agreement.

9.0      ESTIMATES AND PURCHASE ORDERS

     9.1 IFP will  order  components  of  Products,  printed  labeling,  package materials  in  containers  based  on the  lead  time  required  to fill  BUYER's estimated requirements. BUYER agrees to purchase from IFP all Products manufactured for BUYER by IFP in accordance with BUYER's most recent written estimated and/or purchase orders. Upon change in artwork requested by BUYER or upon termination of this Agreement, BUYER shall purchase any inventory of Products manufactured for it by IFP and remaining at the date of termination along with any components, printed labeling, packaging materials and containers which were acquired and/or prepared by IFP based on forecast pursuant to this Agreement. Any inventory of packaging components rendered obsolete as a result of a change shall be purchased from IFP by BUYER.

     9.2 At the initiation of this Agreement, BUYER will provide IFP with a written forecast indicating BUYER's projected needs for the succeeding year.

     9.3 BUYER shall place orders in increments of single batches, i.e., as stated in "Exhibit A."


     9.4 At the end of each calendar quarter, during the term of this Agreement or any subsequent agreement, BUYER shall provide IFP with more specific data as to its projected needs for the following four (4) calendar quarters. The parties acknowledge that any data provided to IFP

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by BUYER  concerning  its  projected  needs shall be estimates  and shall not be binding on BUYER unless and until confirmed by BUYER's written purchase order.

     9.5 BUYER shall issue written purchase orders to IFP at least ninety (90) days prior to the requested delivery date if the requirements are at or below the previously supplied estimates and one hundred twenty (120) days if requirements exceed the previous estimates by twenty-five (25) percent(%).

     9.6 BUYER's purchase orders shall designate the desired quantities of Products, delivery dates and destinations. IFP shall promptly fill and ship all orders of Products in accordance with BUYER's instructions.

10.0     WARRANTIES

     10.1 IFP warrants that Products delivered to BUYER under this Agreement shall, at the time of delivery;

          10.1.1 Meet the specifications for products set forth in Exhibit B attached hereto;

          10.1.2 Shall be in good, usable and merchantable condition; and,

          10.1.3 Shall be in compliance with all applicable Federal laws and regulations.

     10.2 BUYER shall have a period of thirty (30) days from date of receipt of the Products to inspect and reject any shipment of Products on the grounds that it does not comply with the provisions of Article 10.1 hereof. All or part of any shipment may be held for IFP's disposition and at IFP's expense if found to be not in compliance with the specifications set forth in Exhibit B hereof, provided IFP confirms such noncompliance through generally acceptable quality control procedures.

     10.3 IFP will indemnify and hold BUYER harmless for the administrative and product costs associated with a product recall should such recall arise from IFP's willful misconduct or negligence in the manufacture of product. Any claim for indemnification hereunder shall be supported by reference to generally accepted quality control procedures mutually agreeable to IFP and BUYER.

     10.4 Notwithstanding the provisions of Article 12.0 hereof, BUYER's exclusive remedy and IFP's exclusive liability under this Agreement or otherwise (including negligence) shall be for damages which shall in no event exceed so much of the purchase price as is applicable to that portion of the particular shipment with respect to which damages are claimed. BUYER assumes all risks and liability, and IFP assumes no liability, with respect to unloading and discharge of the Products, storage, handling, sale and use of the products including its use alone or in combination with other substances or in the operation of any process, and the compliance or non compliance with all Federal, state and local laws and regulations applicable to the Products. Other than as expressly stated in this Agreement, neither party shall be liable to the other for any incidental or consequential damages arising in connection with this Agreement or the Products sold hereunder.

11.0     PATENT INDEMNITY

     11.1 IFP shall indemnify and hold BUYER harmless from all costs, damages, and expenses (including attorney's fees) arising out of any suit or action brought against BUYER based upon a

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claim that any process or technical data owned by IFP infringes a U.S. patent or any other proprietary rights.

     11.2 BUYER will indemnify and hold IFP harmless from all costs, damages and expenses (including attorney's fees) arising out of any suit or action against IFP based on a claim (i) that any process or technical data or other Product or manufacturing specifications furnished by BUYER infringes on a U.S. patent or other proprietary rights or (ii) that sale of distribution of the Products by BUYER infringes a U.S. patent(s).

12.0     GENERAL INDEMNITIES/CONSEQUENTIAL DAMAGES

     12.1 IFP will indemnify and hold BUYER harmless for any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) resulting from any third party claims made or suits brought against BUYER which arise from IFP's negligence in the manufacture of Products hereunder or IFP's breach of the warranty set forth in Article 10.1 hereof. Upon filing of any such claim or suit, BUYER shall immediately notify IFP.

     12.2 BUYER will indemnify and hold IFP harmless from any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) resulting from any third party claims made or suits brought against IFP which arise from BUYER's willful misconduct or negligence in the specifications for, or handling, distribution, marketing or sale of Products hereunder. Upon filing of any such claim or suit, IFP shall immediately notify BUYER.

     12.3 The applicable provisions of the "cross-indemnities" in Articles 12.1 and 12.2 hereof shall also apply to IFP's production and BUYER's use of the Products produced from pilot batches.

     12.4 BUYER shall provide to IFP evidence of Product Liability and Contractual Liability insurance reasonably satisfactory to IFP of not less than $2 million per occurrence prior to IFP delivering initial commercial product naming IFP as an insured under such policy. Insurance shall maintain in force for the term of this Agreement and any subsequent renewals. Failure to demonstrate proof of valid in-force coverage or such other evidence of coverage for third party liability as shall be satisfactory to IFP, or failure to maintain such coverage shall be terms for immediate termination of this Agreement by IFP.

     12.5 IFP shall self-insure or maintain Product liability insurance to the extent of $2 million dollars.

13.0     REGULATORY FILINGS AND APPROVALS

     13.1 BUYER shall fulfill all approval and reporting requirements of applicable Federal and State regulatory agencies with respect to the Products supplied by IFP hereunder, provided that IFP shall cooperate with BUYER in providing any data or other information readily available to IFP concerning the Products which will enable BUYER to secure the approvals necessary for the Products.

14.0     FORCE MAJEURE

     14.1 BUYER and IFP shall not be considered in default of their obligations hereunder to the extent that performance of such obligations hereunder to the extent that performance of such obligations is delayed, hindered or prevented by Force Majeure. Force Majeure includes, without imitation, inclement weather, strikes, lockouts, inability to procure labor or materials or fuels due to shortages, fires, riots, incendiarism, interference by civil of military authorities, compliance with the

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regulations  or order of any  government  authority,  or the  outbreak or war or insurgence, or acts of war (declared or undeclared) and any other cause which is beyond the reasonable control of either party. Specifically excluded from this definition are those acts of the Federal Government of any agency thereof, or judicial action which could have been avoided by compliance with such laws or regulations, publicly available and reasonably expected to be known by BUYER and IFP.

15.0     FAILURE TO MARKET/REPURCHASE OF OBLIGATIONS

     15.1 In the event IFP wishes to cancel this Agreement or any subsequent Agreement relating to the supply of Products by IFP prior to the expiration date hereof, IFP agrees to sell to BUYER at BUYER's request under the current terms and conditions of this Agreement or subsequent renewal a supply of Product of not more than the total purchased amount of Product for the immediately prior one (1) year period.

16.0     TERMINATION

     16.1 In the event that either party hereto shall at any time commit a material breach of any of its obligations hereunder, the non-breaching party may, at its option, terminate this Agreement by giving the other party at least one hundred and eighty (180) calendar days' prior written notice. Unless the breaching party cures the breach within the aforesaid notice period, this Agreement shall be deemed terminated.

     16.2 Any termination of this Agreement shall not release the parties from liabilities and obligations accrued as of the date thereof including but not limited to BUYER's reimbursement of IFP's cost of materials purchased for the Products prior to notice of termination.

17.0     NON-WAIVER OF RIGHTS

     17.1 Failure by IFP or BUYER at any time to enforce any of the terms or conditions of this Agreement shall not affect or impair such terms or conditions in any way, or the right of IFP or BUYER at any time to avail itself of such remedies as it may have for any breach of such terms or conditions under the provisions of this Agreement, in equity or at law.

18.0     TRADEMARKS AND TRADE NAMES

     18.1 BUYER hereby acknowledges that it does not have, and shall not acquire, any interest in any of IFP's trademarks or trade names for the Products unless otherwise expressly agreed.

     18.2 BUYER agrees not to use any trade names or trademarks of IFP, including but without limitation the trade name and trademark "IFP", except as specifically authorized by IFP in writing both as to the names or marks which may be used and as to the manner and prominence of use.

19.0     CONFIDENTIALITY

     19.1 The parties hereby acknowledge that any and all information, knowledge, technology and trade secrets relating to the production, processing and testing of Products may be used only in the production of Products under this Agreement.

     19.2 BUYER shall maintain in confidence all information, knowledge, technology and trade secrets relating to the Products as purchased from IFP or developed solely by IFP after the date of this Agreement and disclosed to BUYER and BUYER shall not use such IFP information, knowledge,

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technology  and trade secrets for itself or for any third party not disclose the same to any third party without the express written consent of IFP.

     19.3 IFP shall maintain in confidence all information, knowledge, technology and trade secrets relating to formula for the Products as purchased from BUYER after the date of this Agreement and disclosed to IFP and IFP shall not use such BUYER formulae, information, knowledge, technology and trade secrets for itself or for any third party nor disclose the same to any third party without the express written consent of BUYER.

     19.4 The obligations set forth above shall not apply to any information, data, technology, or trade secrets disclosed by one party to the other, either in anticipation of or pursuant to this Agreement or any other agreement between the parties, if it is (a) already known to the receiving party as of the date such disclosure is made; (b) available to the receiving party from printed publications as of the date such disclosure is made or becomes available from printed publications through no fault or the receiving party; or (c) disclosed to said receiving party by an independent third party through no fault of the receiving party.

20.0     NOTICES

     20.1 Any notice required to be given herein shall be deemed to have been sufficiently given to either party for all of the purposes hereof if given by telephone, telex, or cable and confirmed by registered mail, postage prepaid, addressed as follows:

                TO IFP:            President
                                   I F P, Inc.
                                   2125 Airport Drive
                                   Hwy 21 & Interstate 35
                                   Fairbault, MN 55021-7969

                TO BUYER:          President
                                   Niche Pharmaceuticals, Inc.
                                   200 North Oak Street
                                   P.  O.  Box 449
                                   Roanoke, Texas 76262-0449

or to such other address as either of the parties shall designate by notice given as herein required. Notices shall be effective seven (7) calendar days after mailing of confirmation.

21.0     AMENDMENTS AND WAIVER

     21.1 This Agreement cannot be amended in any respect except in writing duly excuted by both parties. No waiver of compliance with any provisions or conditions of this Agreement and no approvals provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party to be charged.

22.0     ASSIGNMENT

     22.1 Neither party hereto shall assign this Agreement or any part thereof or any interest herein without the written approval of the other party hereto except as herein otherwise provided and such approval may not be unreasonably withheld.

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23.0     GOVERNING LAW

     23.1 This Agreement shall be governed by the laws of the State of Texas.

24.0     ENTIRE AGREEMENT

     24.1 This Agreement constitutues the entire understanding between the parties and shall supersede any prior agreements between the parties hereto. Each party acknowledges that there are no other understandings which relate to the matters covered herein or which are inconsistent with any provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate effective as of the date of the latest of the signatures hereto.


NICHE PHARMACEUTICALS, INC.                I F P , INC.

By:      /s/ Steve F. Brandon              By:  /s/ illegible
Title:   CEO President                     Title: President
Date:    September 1, 1997                 Date:  August 25, 1997



















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